EXHIBIT (h)(8)

                 FORM OF AMENDMENT TO TRANSFER AGENCY AGREEMENT
                       BETWEEN THE TRUST AND U.S. BANCORP


                   First Addendum to Transfer Agent Agreement



     THIS ADDENDUM dated December 13, 2001 to the Transfer Agent Agreement dated September 3, 1996, by and between Aon Funds, a business trust organized in the state of Delaware (the "Funds") and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company ("Agent") (the "Agreement"), hereby amends the Agreement as set forth below.



     Section 7 Proprietary and Confidential Information. The first paragraph of the Agreement shall be replaced in its entirety with the following:



     The Agent agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Funds. Further, the Agent will adhere to the privacy policies adopted by the Funds pursuant to Title V of the Graham-Leach Bliley Act (the "Act") as may be modified from time to time. Notwithstanding the foregoing, the Agent will not share any nonpublic personal information concerning any of the Funds' shareholders to any third party unless specifically directed by the Funds or allowed under one of the exceptions noted under the Act.





     Aon Funds                              Firstar Mutual Fund Services, LLC

     By:                                    By:
        ---------------------------------      ---------------------------------
     Print Name:                            Print Name:
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     Title:                                 Title:
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